Exhibit 10.4

RESTRICTED STOCK UNIT AWARD AGREEMENT

    Duke Energy Corporation (the "Corporation") grants to the individual named below ("Grantee"), in accordance with the terms of the Duke Energy Corporation 2015 Long-Term Incentive Plan, as it may be amended from time to time (the "Plan") and this Restricted Stock Unit Award Agreement (the "Agreement"), the following number of Restricted Stock Units (the "Award"), on the Date of Grant set forth below:
Name of Grantee:                ________________________________
Number of Restricted Stock Units:     ________________________________
Date of Grant:                ________________________________
Vesting Dates:    ________________________________
    Section 1.    Nature of Restricted Stock Units.   Each Restricted Stock Unit, upon becoming vested, represents a right to receive payment in the form of one (1) share of Common Stock (a "Share"). Restricted Stock Units are used solely as units of measurement and are not Shares, and Grantee is not, and has no rights as, a shareholder of the Corporation by virtue of this Award.
    Section 2.    Vesting of Restricted Stock Units.  Subject to Section 3 and 6 below, the Restricted Stock Units shall vest as follows:
(a)The Restricted Stock Units shall vest in equal installments on each vesting date set forth above (each a "Vesting Date") (subject to rounding conventions adopted by the Corporation from time to time; provided that in no event will the total Shares issued exceed the total units granted under the Award), provided that Grantee shall have remained in the continuous employ of the Corporation or a Subsidiary through the applicable Vesting Date.

(b)    Notwithstanding Section 2(a), the Restricted Stock Units that have not yet vested under this Section 2 shall immediately vest if, prior to the applicable Vesting Date: (i) Grantee ceases to be employed with the Corporation and its Subsidiaries by reason of death or Disability (defined by reference Section 22(e)(3) of the Code), or (ii) a Change in Control occurs and the Corporation and its Subsidiaries terminate Grantee's employment other than for cause (as determined by the Corporation in its sole discretion), or Grantee's employment terminates under circumstances that entitle Grantee to severance benefits under an employment or change in control agreement with the Corporation or a Subsidiary, or a severance plan maintained by the Corporation or a Subsidiary, as applicable, in each case within the two-year period commencing on the Change in Control.
(c)    Notwithstanding Sections 2(a) or 2(b), a pro-rated portion of the Restricted Stock Units that has not yet vested under this Section 2 shall immediately vest if, prior to the applicable Vesting Date (and other than as provided in Section 2(b)(ii) above): (i) the Corporation and its Subsidiaries terminate Grantee's employment other than for cause, death or Disability, including as a result of the divestiture of assets, a business or a company by the

Corporation or a Subsidiary, or (ii) Grantee voluntarily terminates employment with the Corporation and its Subsidiaries after having attained age 55 and completed 10 years of consecutive service from Grantee's most recent date of hire or re-hire, as applicable (as determined under such rules as may be established by the Corporation from time-to-time) ("Retirement"). The pro-rated portion of the Restricted Stock Units that becomes vested under this Section 2(c), if any, shall be determined by the Committee or its delegate, in its sole discretion, based upon Grantee's continuous employment with the Corporation and its Subsidiaries from the Date of Grant through the date of termination of employment (including additional service credit provided to Grantee, if any, under an employment agreement with the Corporation or a Subsidiary, or a severance plan maintained by the Corporation or a Subsidiary, as applicable). Notwithstanding the foregoing provisions, if Grantee is a member of the Senior Management Committee on the Date of Grant, Grantee shall be entitled to all (rather than a pro-rated portion) of the Restricted Stock Units in the event that, prior to the applicable Vesting Date, Grantee voluntarily terminates employment with the Corporation and its Subsidiaries after having attained age 60 and completed five years of consecutive service from Grantee’s most recent date of hire or re-hire, as applicable (as determined under such rules as may be established by the Corporation from time-to-time), but only if such voluntary termination occurs following the completion of one year of service after the Date of Grant.
(d)    For purposes of Section 2 of this Agreement, the continuous employment of Grantee with the Corporation and its Subsidiaries shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee, by reason of the transfer of his or her employment among the Corporation and its Subsidiaries or a leave of absence approved by the Corporation or a Subsidiary; provided that, to the extent permitted under applicable law, the Corporation shall pro-rate the vesting of Restricted Share Units in the event Grantee is on an approved but unpaid leave of absence, based upon the portion of the applicable vesting period during which Grantee received payment of salary (as determined under such rules as may be established by the Corporation from time-to-time).
Section 3.    Forfeiture. The Restricted Stock Units that have not yet vested pursuant to Section 2 (including without limitation any right to Dividend Equivalents described in Section 5 hereof relating to dividends payable on or after the date of forfeiture) shall be forfeited automatically without further action or notice if (a) Grantee ceases to be employed by the Corporation or a Subsidiary other than as provided in Sections 2(b) or 2(c), or (b) the Committee or its delegate, in its sole discretion, determines that Grantee is in violation of any obligation identified in Section 6.
Section 4.    Payment of Restricted Stock Units.
(a)    Except as provided in Section 4(b) below, payment of vested Restricted Stock Units shall be made to Grantee within 60 days following the date the units become vested in accordance with Section 2, except to the extent deferred by Grantee in accordance with procedures as the Committee, or its delegate, may prescribe from time to time.
(b)    To the extent Grantee's right to receive payment of the Restricted Stock Units constitutes a "deferral of compensation" within the meaning of Section 409A of the Code (because, for example, Grantee is Retirement eligible (or could become Retirement eligible during the term of this Agreement) or is a party to a Change in Control Agreement with the Corporation), then notwithstanding Section 4(a) hereof, payment of vested Restricted Stock Units shall be made to Grantee within 60 days following the earlier of: (i) Grantee's "separation from service" within the meaning of Section 409A of the Code; provided, however, that if Grantee is a "specified employee" within the meaning of Section 409A of the Code (as determined pursuant to the Company's policy for identifying specified employees) on the date of the Grantee's separation from service, then to the extent required to comply with Section 409A of the Code, payment shall be delayed until the first business day that is more than six months after the date of his or her separation from service; or (ii) the applicable Vesting Date(s) as provided in Section 2(a).
(c)    Payment of vested Restricted Stock Units shall be in the form of one (1) Share for each full Restricted Stock Unit; provided that if payment would be less than ten (10) Shares, or if payment would result in fractional shares, then, if so determined by the Committee or its delegate, in its sole discretion, payment may be made in cash in lieu of Shares.
Section 5.    Dividend Equivalent Payments.  With respect to each Restricted Stock Unit, Grantee shall be entitled to a cash payment (without interest) equal to the cash dividends declared and payable with respect to one (1) Share for each record date that occurs during the period beginning on the Date of Grant and ending on the date the Restricted Stock Unit is paid (the "Dividend Equivalent"). The right to any Dividend Equivalents shall be forfeited to the extent that the underlying Restricted Stock Unit is forfeited. Dividend Equivalents shall be paid to Grantee at the same time that the related cash dividend is paid to shareholders of the Corporation. Dividend Equivalents will be subject to any required withholding for federal, state, local, foreign or other taxes.
Section 6.     Restrictive Covenants.
(a)  In consideration of the Award, Grantee agrees that during the period ending on the _______ anniversary of the Date of Grant ("Restricted Period"), Grantee shall not for any reason, directly or indirectly, without the prior written consent of the Corporation or its delegate: (i) become employed, engaged or involved with a competitor (defined below) of the Corporation or any Subsidiary in a position that involves: providing services that relate to or are similar in nature or purpose to the services performed by Grantee for the Corporation or any Subsidiary at any time during his or her previous _______ years of employment with the Corporation or any Subsidiary; or, supervision, management, direction or advice regarding such services; either as principal, agent, manager, employee, partner, shareholder, director, officer or consultant (other than as a less-than three percent (3%) equity owner of any corporation traded on any national, international or regional stock exchange or in the over-the-counter market); or (ii) induce or attempt to induce any customer, client, supplier, employee, agent or independent contractor of the Corporation or any of the Subsidiaries to reduce, terminate, restrict or otherwise alter (to the Corporation's detriment) its business relationship with the Corporation.
(b)       The noncompetition obligations of clause (i) of the preceding sentence shall be effective only with respect to a "competitor" of the Corporation or any Subsidiary which is understood to mean any person or entity in competition with the Corporation or any Subsidiary, and more particularly those persons and entities engaged in any business in which the Corporation, including Subsidiaries, is engaged at the termination of Grantee's continuous employment by the Corporation, including Subsidiaries; and within the following geographical areas: (i) any country in the world (other than the United States) where the Corporation, including Subsidiaries, has at least $25 million in capital deployed as of the termination of Grantee's employment; (ii) the states of Florida, Indiana, Kentucky, North Carolina, Ohio, South Carolina and Tennessee, and (iii) any other state in the United States where the Corporation, including the Subsidiaries, has at least $25 million in capital deployed as of the termination of Grantee's employment. The Corporation and Grantee intend the above restrictions on competition in geographical areas to be entirely severable and independent, and any invalidity or unenforceability of this provision with respect to any one or more of such restrictions, including geographical areas, shall not render this provision unenforceable as applied to any one or more of the other restrictions, including geographical areas.

(c)        Grantee agrees not to: (i) disclose to any third party or otherwise misappropriate any confidential or proprietary information of the Corporation or of any Subsidiary (except as required by subpoena or other legal process, in which event Grantee will give the Chief Legal Officer of the Corporation prompt notice of such subpoena or other legal process in order to permit the Corporation or any affected individual to seek appropriate protective orders); or (ii) publish or provide any oral or written statements about the Corporation or any Subsidiary, any of the Corporation's or any Subsidiary's current or former officers, executives, directors, employees, agents or representatives that are false, disparaging or defamatory, or that disclose private or confidential information about their business or personal affairs.   The obligations of this paragraph are in addition to, and do not replace, eliminate, or reduce in any way, all other contractual, statutory, or common law obligations Grantee may have to protect the Corporation's confidential information and trade secrets and to avoid defamation or business disparagement.

(d)       Nothing contained in this Agreement shall prohibit, restrict or otherwise discourage Grantee from reporting possible violations of federal, state or local laws or regulations to any federal, state or local governmental agency or commission (a "Government Agency"), from making other disclosures that are protected under the whistleblower provisions of federal, state or local laws or regulations, or from participating in "protected activity" as defined in 10 CFR 50.7 and Section 211 of the Energy Reorganization Act of 1974, including, without limitation, reporting any suspected instance of illegal activity of any nature, any nuclear safety concern, any workplace safety concern, any public safety concern, or any other matter within the United States Nuclear Regulatory Commission's ("NRC") regulatory responsibilities to the NRC or any other Government Agency. Grantee does not need prior authorization of any kind to engage in such activity or make any such reports or disclosures to any Government Agency and Grantee is not required to notify the Corporation that Grantee has made such reports or disclosures. Nothing in this Agreement limits any right Grantee may have to receive a whistleblower award or bounty for information provided to any Government Agency.

(e)       If any part of this Section is held to be unenforceable because of the duration, scope or geographical area covered, the Corporation and Grantee agree to modify such part, or that the court making such holding shall have the power to modify such part, to reduce its duration, scope or geographical area.

(f)        Nothing in Section 6 shall be construed to prohibit Grantee from being retained during the Restricted Period in a capacity as an attorney licensed to practice law, or to restrict Grantee from providing advice and counsel in such capacity, in any jurisdiction where such prohibition or restriction is contrary to law.  Notwithstanding any provisions of this Award to the contrary, Grantee may be entitled to immunity and protection from retaliation under the Defend Trade Secrets Act of 2016 for disclosing a trade secret under limited circumstances, as set forth in the Corporation's Innovations - Inventions, Patents and Intellectual Properties Policy.

           (g)       Grantee's agreement to the restrictions provided for in this Agreement and the Corporation's agreement to provide the Award are mutually dependent consideration. Therefore, notwithstanding any other provision to the contrary in this Agreement, if Grantee materially breaches any provision of this Section 6 or if the enforceability of any material restriction on Grantee provided for in this Agreement is challenged and found unenforceable by a court of law, then the Corporation shall, at its election, have the right to (i) cancel the Award, (ii) recover from Grantee any Shares or Dividend Equivalents or other cash paid under Award, or (iii) with respect to any Shares paid under the Award that have been disposed of, require Grantee to repay to the Corporation the fair market value of such Shares on the date such shares were sold, transferred, or otherwise disposed of by Grantee.   This provision shall be construed as a return of consideration or ill-gotten gains due to the failure of Grantee's promises under the Agreement, and not as a liquidated damages clause.  Nothing herein shall (x) reduce or eliminate the Corporation's right to assert that the restrictions provided for in this agreement are fully enforceable as written, or as modified by a court pursuant to Section 6, or (y) eliminate, reduce, or compromise the application of temporary or permanent injunctive relief as a fully appropriate and applicable remedy to enforce the restrictions provided for in Section 6 (inclusive of its subparts), in addition to recovery of damages or other remedies otherwise allowed by law.

(h)        Notwithstanding any other provision of this Agreement to the contrary, if the Corporation determines at any time that the Grantee engaged in Detrimental Activity while employed by the Corporation or a Subsidiary, then, to the extent permitted by applicable law, such Grantee: (a) shall not be entitled to any further Shares, Dividend Equivalents or other amounts hereunder (and, if it is determined that a participant may have engaged in Detrimental Activity, payment of any Shares, Dividend Equivalents or other amounts otherwise due to the Grantee shall be suspended pending resolution to the Corporation’s satisfaction of any investigation of the matter), and (b) shall be required to promptly return to the Corporation, upon notice from the Corporation, any Shares, Dividend Equivalents or other amounts received under this Agreement by the Grantee during the three-year period preceding the date of the determination by the Corporation. To the extent that Shares, Dividend Equivalents or other amounts are not immediately returned or paid to the Corporation as provided in this paragraph, the Corporation may, to the extent permitted by applicable law, seek other remedies, including a set off of the Shares, Dividend Equivalents or other amounts so payable to it against any amounts that may be owing from time to time by the Corporation or an affiliate to the Grantee.  For purposes of this paragraph, “Detrimental Activity” means: (i) the engaging by the Grantee in misconduct that is detrimental to the financial condition or business reputation of the Corporation or its affiliates, including due to any adverse publicity, or (ii) the Grantee’s breach or violation of any material written policy of the Corporation, including without limitation the Corporation’s Code of Business Ethics or any written policy or regulation dealing with workplace harassment, including sexual harassment and other forms of harassment prohibited by the Corporation’s Harassment-Free Workplace Policy.

Section 7.    Change in Control. Vesting of the Restricted Stock Units shall not accelerate solely as a result of a Change in Control. In the event of a Change in Control, the surviving, continuing, successor, or purchasing entity, as the case may be, may, without Grantee's consent, either assume or continue the Corporation's rights and obligations under this Agreement or provide a substantially equivalent award or other consideration in substitution for the Restricted Stock Units subject to this Agreement.

     Section 8.    Withholding. To the extent the Corporation or any Subsidiary is required to withhold any federal, state, local, foreign or other taxes in connection with the delivery of Shares under this Agreement, then the Corporation or Subsidiary (as applicable) shall retain a number of Shares otherwise deliverable hereunder with a value equal to the required withholding (based on the Fair Market Value of the Shares on the date of delivery); provided that in no event shall the value of the Shares retained exceed the minimum amount of taxes required to be withheld or such other amount permitted under the Plan.
    Section 9.    Conflicts with Plan, Correction of Errors, Section 409A and Grantee's Consent.  In the event that any provision of this Agreement conflicts in any way with a provision of the Plan, such Plan provision shall be controlling and the applicable provision of this Agreement shall be without force and effect to the extent necessary to cause such Plan provision to be controlling. Capitalized terms used herein without definition shall have the meanings assigned to them in the Plan. In the event that, due to administrative error, this Agreement does not accurately reflect an Award properly granted to Grantee pursuant to the Plan, the Corporation, acting through its Executive Compensation and Benefits Department, reserves the right to cancel any erroneous document and, if appropriate, to replace the cancelled document with a corrected document.
    To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code and that this Award not result in unfavorable tax consequences to Grantee under Section 409A of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A of the Code will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A of the Code and made without the consent of Grantee). For purposes of this Agreement, each amount to be paid to Grantee pursuant to this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code.
    Notwithstanding the foregoing, this Award is subject to cancellation by the Corporation in its sole discretion unless Grantee has signed a duplicate of this Agreement, in the space provided below, and returned the signed duplicate to the Executive Compensation and Benefits Department – Restricted Stock Units, ____________________________________, which, if, and to the extent, permitted by the Executive Compensation and Benefits Department, may be accomplished by electronic means.
    IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed effective as of the Date of Grant.
        DUKE ENERGY CORPORATION

        By:
                        Its:

Acceptance of Restricted Stock Unit Award

    IN WITNESS OF Grantee's acceptance of this Award and Grantee's agreement to be bound by the provisions of this Agreement and the Plan, Grantee has signed this Agreement on _____________________.

    ____________________________
    Grantee's Signature

    ____________________________    (print name)
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